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                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

         The Change of Control Employment Agreement by and between Fisher Scientific International, Inc., a Delaware corporation (the "Company") and Paul
M. Montrone (the "Executive"), dated as of the 31st day of July, 1997 (the "Prior Agreement"), is hereby amended and restated on January 21, 1998, effective as set forth below.

         The Company entered into the Prior Agreement because the Board of Directors of the Company (the "Board") had determined that it was in the best interests of the Company and its shareholders to assure that the Company have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believed it was imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which would ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board caused the Company to enter into the Prior Agreement.

         The Company has now entered into a Second Amended and Restated Agreement and Plan of Merger, dated as of November 14, 1997, between the Company and FSI Merger Corp. (as amended, the "Transaction Agreement"), pursuant to which FSI Merger Corp. will be merged with and into the Company (the "Transaction"), and the Company and the Executive desire to amend the terms and conditions of employment of the Executive following the Transaction.

                 NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. Effect of Agreement. This amended and restated agreement (this "Agreement") shall take effect if and only if the Transaction is consummated (the date of such consummation being hereafter referred to as the "Effective Date"), whereupon it shall replace the Prior Agreement. If the Transaction is never consummated, the Prior Agreement shall remain in effect without regard to this Agreement.



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         2. Change of Control. The Company and the Executive acknowledge that the Transaction will constitute a "Change of Control" within the meaning of the Prior Agreement.

         3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the Employment Period, as defined below. The Employment Period shall mean the period commencing on the Effective Date and ending on the fifth anniversary of such date, together with all extensions pursuant to the next sentence. As of the end of each day during the Employment Period, unless either party hereto shall have given the other party 30 days' advance notice that there shall be no further extensions pursuant to this sentence (such notices, a "Notice of Non-Extension"), the Employment Period shall be extended by an additional day, so that the Employment Period always consists of five years.

         4. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to the Executive at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 25 miles from such location.

            (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic, charitable, governmental or religious boards or committees, (B) to manage or participate in activities of General Chemical Group, Inc. and Latona Associates, Inc., in a manner consistent with his current practice, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions, (D) participate in political activities and fundraising and (E) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and

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agreed that to the extent that any such activities have been conducted by the
Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

           (b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

            (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") in cash at least equal to $475,000 (the "Required Bonus Amount"). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

            (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately

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preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

            (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies. Without limiting the generality of the foregoing, the Company shall continue to make all required premium payments and fulfill its other obligations under the split-dollar insurance agreement (the "Split-Dollar Agreement") entered into by the Company and the Executive and effective as of November 8, 1994.

            (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.


            (vi) Fringe and Other Benefits. During the Employment Period, the Executive shall be entitled to fringe and other benefits including, without limitation, benefits payable under Executive's Split-Dollar Agreement, in accordance with the most favorable plans, practices, programs and policies of the Company in all respects and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

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            (vii) Office and Support Staff. During the Employment Period, the
Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, in all respects equal to that provided to the Executive by the Company during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

            (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company in all respects and its affiliated companies as in effect for the Executive during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

         5. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

           (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

              (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive

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         Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or


              (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

           (c) Good Reason. The Executive's employment may be terminated by the Executive other than for Good Reason, or by the Executive for Good Reason at any time within 90 days after the Executive first has actual knowledge of the occurrence of such Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                  (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;


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                  (ii) any failure by the Company to comply with any of the
         provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

                  (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement;

                  (v) any delivery by the Company of a Notice of Non-Extension; or

                  (vi) any failure by the Company to comply with and satisfy
         Section 11(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

           (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

           (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company


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for Cause, or by the Executive for Good Reason, the date of receipt of the
Notice of Termination or any later date specified therein, as the case may be,
(ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iii) if the Executive's employment is terminated by the Executive other than for Good Reason, the date on which the Executive notifies the Company of such termination and (iv) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

         6. Obligations of the Company upon Termination. (a) By Executive; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason or without Good Reason:

         (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                  A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Required Bonus Amount and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

                  B. the amount equal to the product of (1) five (three in the case of termination by the Executive without Good Reason) and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Required Bonus Amount; and

                  C. an amount equal to the difference between (a) the aggregate benefit under the Company's qualified defined benefit retirement plans (collectively, the "Retirement Plan") and any excess or supplemental defined benefit retirement plans in which the Executive participates, including without limitation the Company's Executive Retirement and Savings Plan, (collectively, the "SERP") which the Executive would have accrued (whether or not vested) if the Executive's employment had continued for five years (three

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         years in the case of termination by the Executive without Good Reason)
         after the Date of Termination and (b) the actual vested benefit, if any, of the Executive under the Retirement Plan and the SERP, determined as of the Date of Termination (with the foregoing amounts to be computed on an actuarial present value basis, based on the assumption that the Executive's compensation in each of the five years (three years in the case of termination by the Executive without Good Reason) following such termination would have been that required by
         Section 4(b)(i) and Section 4(b)(ii), and using actuarial assumptions no less favorable to the Executive than the most favorable of those in effect for purposes of computing benefit entitlements under the Retirement Plan and the SERP at any time from the day before the Effective Date) through the Date of Termination;

            (ii) for five (three years in the case of termination by the Executive without Good Reason) years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue all fringe and other benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv), (vi) and (vii) of this Agreement if the Executive's employment had not been terminated (including without limitation pursuant to the Split Dollar Agreement) or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until five years (three years in the case of termination by the Executive without Good Reason) after the Date of Termination and to have retired on the last day of such period;

            (iii) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive's sole discretion (but the total cost thereof shall not exceed $50,000); and

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            (iv) for a period of five years following the Executive's
termination, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

           (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

           (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time

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during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

           (d) Cause. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) the Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

         7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

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         8. Full Settlement; Legal Fees. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as specifically provided in Section 6(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability or entitlement under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between the Company and the Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate ("Applicable Federal Rate") provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         9. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax laws, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income or employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

           (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including

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whether and when a Gross-Up Payment is required and the amount of such Gross-Up
Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment, plus interest at the Applicable Federal Rate, shall be promptly paid by the Company to or for the benefit of the Executive.

           (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (i) give the Company any information reasonably requested by the Company relating to such claim,

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            (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

            (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an after-tax basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

           (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         10. Confidential Information; Noncompetition. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, proprietary or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies. During the period the Executive is employed with the Company, and for a period of 24 months after termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The restrictions set forth in this Section 10 will not apply to information which is generally known to the public or in the trade, unless such knowledge results from an unauthorized disclosure by the Executive or representatives of the Executive in violation of this Agreement. This exception will not affect the application of any other provisions of this Agreement to such information in accordance with the terms of such provision. All documents and tangible things embodying or containing confidential information are the Company's exclusive property. The Executive will protect the confidentiality of their content and will return all copies, facsimiles and specimens of them and any other form of confidential information in the Executive's possession, custody or control to the Company before leaving the employment with the Company.

           (b) In consideration of the Put Right (as defined in Section 13 below), during the Executive's employment with the Company, and for a period of 36 months thereafter, the Executive shall not, directly or indirectly, engage, participate or invest in or be employed by any business which is engaged in the scientific and clinical laboratory research distribution business in the United States. The foregoing restriction shall apply regardless of the capacity in which the Executive engages or engaged, participates or participated, or invests or invested in or is or was employed by a given business, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise. The provisions of this
Section 10(b) shall not prevent the Executive from acquiring or holding publicly traded stock or other publicly traded securities of a business, so long as the Executive's ownership does not exceed 2 percent of the outstanding securities of such company of the same class as those held by the Executive or from engaging in any activity or having an ownership interest in any business that is reviewed by the Board of Directors. The Executive understands that the restrictions set out in this Section 10(b) are intended to protect the Company's interest in its secret, proprietary or confidential information and established customer relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

           (c) The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that in the case of breach, or proposed breach, of any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. However, in no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.


         11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

           (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

           (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.


         12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

           (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:

         Paul M. Montrone
         Great Hill
         Hampton Falls, NH 03844

         If to the Company:

         Attention:  General Counsel
         Fisher Scientific International Inc.
         Liberty Lane

         Hampton, NH 03842

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

           (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

           (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

           (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

           (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to the Effective Date, the Executive's employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof; provided, that this Agreement shall not supersede the Split Dollar Agreement, nor shall it amend the Split Dollar Agreement except to the extent specifically provided in Section 6(a) and in Section 12(g) below.


           (g) The second sentence of Section 4(b) of the Split Dollar Agreement is hereby amended to read in its entirety as follows: "A 'change in control' is deemed to occur upon the occurrence of a 'Change of Control' as defined in
Section 2 of the Change-of-Control Employment Agreement dated as of July 31, 1997 between the Employer and Employee."

         13. Put/Call Right. At any time following the Effective Date, the Executive and/or any Permitted Transferee (as defined below) shall have the right (the "Put Right"), exercisable by delivery of a written notice (the "Put Notice") to the Company, to require the Company to purchase all, but not less than all, of the 51,667 Executive Performance Options (the "Put Options") granted to the Executive pursuant to the Fisher Scientific International Inc. 1998 Equity and Incentive Plan (the "1998 Option Plan"), for an aggregate purchase price (the "Put Price") of $5,000,000 in cash, subject to the provisions of this Section 13. Following receipt of the Put Notice, the Company shall be required to pay the Put Price to the Executive or the Permitted Transferee, as applicable, upon the second business day following the first anniversary of the date the Put Notice is received by the Company; provided, that if on such second business day, the Executive is a "covered employee" whose compensation is subject to the limitation on deductibility imposed by Section 162(m) of the Code, such payment shall be delayed until the first date on which the Executive is no longer such a "covered employee." For purpose of this
Section 13, "Permitted Transferee" shall mean any heir, executor, administrator, testamentary trustee, legatee or beneficiary of the Executive and any party who is a legitimate transferee of the Put Options in accordance with the instruments governing their transfer. The Company shall pay the Executive interest on the $5,000,000 cash payment due to the Executive following exercise of the Put Right at a rate equal to the prime rate published by The Chase Manhattan Bank on the business day nearest to the date on which the Put Right is exercised, compounded daily. Such interest shall accrue from the date of exercise until the date the $5,000,000 payment is made to the Executive, and shall be paid to the Executive concurrently with such $5,000,000 payment.

         14. Upon termination of the Executive's employment with the Company for any reason (a "Call Event"), the Company shall have the right (the "Call Right"), exercisable by delivery of a written notice (the "Call Notice") to the Executive and any Permitted Transferees who then own any Put Options within a period of 180 days after the date of occurrence of the Call Event (subject to extension for up to three months in the event the Company is legally prohibited or contractually prohibited, by virtue of its debt or other obligations, from exercising its Call Rights) (the "Call Notice Period"), to require the Executive and any such Permitted Transferees to sell all, but not less than all, of the Put Options owned by such Management Investor and such Permitted Transferees on the date of occurrence of the Call Event at an aggregate price equal to the Put Price, allocated among the Executive and such Permitted Transferees (if any) in the same proportions as their ownership of the Put Options. Upon receipt of such notice the Executive and any such Permitted Transferees shall sell such Put Options, subject to the terms hereof.


         15. The closing of the acquisition by the Company of Put Options following exercise of the Put Right or the Call Right shall take place at the principal office of the Company on the tenth business day after the date of the Put Notice or the Call Notice. At such closing, the Company shall pay the Put Price by wire transfer to the account or accounts designated by the Executive or Permitted Transferee, as applicable, in writing to Company or, if the Executive or Permitted Transferee, as applicable, fails to designate any such account, the Company shall deliver a certified check or checks in the amount of the applicable Put Price to the Executive or such Permitted Transferee, as applicable, in each case against delivery of duly endorsed certificates representing such Put Options (to the extent issued in certificated form).

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                              /s/ PAUL M. MONTRONE
                                          -------------------------------------
                                                  Paul M. Montrone




                                           FISHER SCIENTIFIC INTERNATIONAL, INC.

                                           By /s/ TODD M. DUCHENE
                                              ----------------------------
                                       20